Exhibit 99.1
News
CapitalSource Inc.
4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815
FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael E. Weiss
Senior Vice President — Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
CAPITALSOURCE REPORTS SECOND QUARTER 2010 RESULTS
•	Profitable Quarter with Net Income of $18 Million or $0.06 per Share

•	Substantial Reduction in Loan Loss Provision Compared to the Prior Quarter

•	New Funded Loans of $441 Million at CapitalSource Bank are Highest Quarterly Total in More Than Two Years

•	Net Lease Asset Sales Completed

•	$930 Million Real Estate Securitization Deconsolidated after Quarter Close
Chevy Chase, MD., July 30, 2010 — CapitalSource Inc. (NYSE:CSE) today announced financial results for the second quarter of 2010. Net income for the quarter was $18 million, or $0.06 per diluted share, compared to a net loss of $212 million or $0.66 per diluted share in the prior quarter and a net loss of $247 million or $0.82 per diluted share in the second quarter of 2009.
“Our profitability and overall performance in the second quarter represent a turning point for CapitalSource and reflect the work we have done strategically and operationally over the last two years. The significant decline in quarterly provisions to only $25 million reflects general stabilization in the credit performance of our legacy loan portfolio and the effect of our provisioning across the last several quarters,” said John K. Delaney, CapitalSource Executive Chairman. “In addition, the sale of our remaining net lease assets during the quarter continued the simplification of our non-Bank activities, while reducing debt and bolstering already strong liquidity at the Parent.”
“We are very pleased that new funded loans increased this quarter to $441 million, which is the highest level since the fourth quarter of 2007. New originations came from all of our business groups. Healthcare, including asset-based, cash flow and real estate loans, accounted for nearly 30% of the total and our security, technology, corporate asset finance, rediscount, commercial real estate and multifamily segments also contributed meaningfully,” commented James J. Pieczynski, CapitalSource Co-CEO. “During the quarter we completed the acquisition of our SBA lending business which included the purchase of $106 million of additional loans. Our new SBA team also closed on its first loans during the quarter. The nation’s small businesses are critical to job growth and economic recovery, so we look forward to expanding our SBA lending in future quarters.”
“In addition to net loan growth, the second quarter was solidly profitable for CapitalSource Bank. The Bank further reduced its cost of funds in the quarter to 1.37% and continues to maintain capital levels that are among the highest in the industry,” said Steven A. Museles, CapitalSource Co-CEO. “The transaction completed earlier this month to deconsolidate our 2006—A real estate trust will result in the derecognition of approximately $930 million of gross loans, including approximately 45% of our legacy commercial real estate portfolio, and reduce our non-recourse debt by $891 million. The deconsolidation, which will be reflected in our third quarter results, further simplifies our Parent Company balance sheet and accelerates the shift in relative assets between CapitalSource Bank and the Parent, which are positive accomplishments for our plan to ultimately seek bank holding company status,” concluded Museles.
“The securitization and bank credit facility debt of the Parent Company continued to pay down rapidly in the second quarter — declining by over $500 million. Completion of the sale of our net lease assets, which resulted in additional debt reduction of $463 million and contributed nearly $100 million to available Parent Company liquidity, also strengthened our balance sheet this quarter,” said Donald F. Cole, CapitalSource CFO. “We indicated last quarter we had reached the point where our loan loss reserves for the legacy loan portfolio would be sufficient to cover all future anticipated charge-offs. Certain asset sales at or above our marks during the second quarter and the general credit performance of our legacy portfolio, which showed signs of stabilization in commercial real estate and relative improvement in other areas, have further reinforced our view of the adequacy of the remaining reserves we are holding against the legacy portfolio,” concluded Cole.
CapitalSource Bank Segment
•	Total loans held for investment and loans held for sale increased $280 million from the prior quarter to $3.5 billion. There were $572 million in new loan commitments closed at CapitalSource Bank during the quarter, of which $441 million funded at closing and the remaining $131 million are unfunded commitments. In addition, the Company acquired $106 million of small business loans in its April acquisition of MainStreet Lender. The acquisition added only $54 million net to commercial loans in the quarter, as CapitalSource Bank had previously financed a $52 million facility to MainStreet Lender that was paid off as part of the transaction. The yield on the commercial loan portfolio was 7.34% for the quarter, a decrease of 40 basis points from the prior quarter due to an increase in loans on non-accrual and lower loan discount accretion.
•	The “A” Participation Interest, net was $170 million at the end of the quarter, reflecting principal repayments of $160 million, partially offset by discount accretion of $2 million. Consistent with expectations, at the end of the quarter the “A” Participation Interest represented only 6% of the total $2.7 billion in underlying loan and property balances.
•	Investment securities, available-for-sale, which consist primarily of investments in Agency callable notes, Agency and Non-Agency MBS and Treasury bills, were generally unchanged from the prior quarter at $1.5 billion.
•	Investment securities, held-to-maturity, which consist primarily of investments in the most senior AAA-rated tranches of CMBS, decreased $14 million during the quarter to $205 million due to principal payments, partially offset by discount accretion.

•	Cash and cash equivalents, including restricted cash totaled $356 million at the end of the quarter, a decrease from $440 million at the end of the prior quarter as cash was redeployed into loans and investments.
•	Deposits at quarter end were flat compared to the prior quarter end at $4.6 billion. The average rate on new and renewed certificates of deposit was 1.16% for the quarter, compared to 1.28% for the prior quarter. For the quarter, the weighted average interest rate on deposits was 1.27%, a decrease of 14 basis points from the end of the prior quarter.
•	Interest income was $78 million for the quarter, a decrease of $3 million from the prior quarter, primarily due to an increase in loans on non-accrual and lower loan discount accretion.
•	Net finance margin for the quarter was 4.44% compared to 4.63% in the prior quarter, primarily due to an increase in loans on non-accrual and lower loan discount accretion, partially offset by lower deposit cost of funds.
•	Yield on average interest earning assets was 5.59% for the quarter, a decrease of 28 basis points from the prior quarter, due primarily to an increase in loans on non-accrual and lower loan discount accretion.
•	Cost of interest-bearing liabilities, which includes deposits and FHLB borrowings, was 1.37% for the quarter compared to 1.47% for the prior quarter. The cost of deposits, which averaged $4.6 billion during the quarter, was 1.33%, a decrease of 12 basis points from the prior quarter due to continued deposit rate deductions. The cost of FHLB borrowings, which averaged $244 million during the quarter, was 1.97%, an increase of 9 basis points from the prior quarter.
•	Non-interest income was $6 million for the quarter, a decrease of $1 million from the prior quarter, primarily due to lower fees earned for servicing loans for the Parent Company as a result of its declining portfolio.
•	Total operating expenses were $29 million, an increase of $5 million from the prior quarter, primarily due to a $5 million increase in the loan sourcing expense paid to the Parent Company as a result of the strong loan production in the quarter. Operating expenses as a percentage of average total assets were 2.04%, an increase of 33 basis points from the prior quarter.
•	Total Risk-Based Capital Ratio was 17.69% at the end of the quarter compared to 17.35% at the end of the prior quarter.
•	Tier 1 Leverage Ratio at the end of the quarter was 12.54% compared to 11.78% at the end of the prior quarter.
•	Tangible Common Equity to Tangible Assets at the end of the quarter was 12.54% compared to 11.94% at the end of the prior quarter.
•	Loans on non-accrual were $392 million at the end of the quarter, an increase from $326 million at the end of the prior quarter primarily due to the addition of one legacy loan purchased from the Parent Company at the inception of CapitalSource Bank. As a percentage of core loans (“core loans” excludes the “A” Participation Interest), loans on non-accrual were 11.30% compared to 10.15% at the end of the prior quarter.

•	Loans 30-89 days delinquent were $15 million at the end of the quarter, an increase from $1 million at the end of the prior quarter. CapitalSource Bank had 16 loans that were 30-89 days delinquent at the end of the quarter compared to two loans at the end of the prior quarter. Included in these loans were 14 delinquent small business loans, with a total balance of $11 million, acquired during the quarter as part of the MainStreet Lender acquisition. As a percentage of core loans, loans 30-89 days delinquent were 0.42%, compared to 0.02% at the end of the prior quarter.
•	Loans 90 or more days delinquent were $64 million at the end of the quarter, an increase from $62 million at the end of the prior quarter. CapitalSource Bank had 23 loans that were 90 or more days delinquent at the end of the quarter, compared to four loans at the end of the prior quarter. Included in these loans were 17 delinquent small business loans, with a total balance of $9 million, acquired during the quarter as part of the MainStreet Lender acquisition. As a percentage of core loans, loans 90 or more days delinquent were 1.85%, compared to 1.93% at the end of the prior quarter.
•	Net charge-offs were $63 million in the quarter, an increase from $18 million in the prior quarter. As a percentage of average core loans, net charge-offs for the 12 months ended June 30, 2010 were 4.48% compared to 4.13% for the 12 months ended March 31, 2010.
•	Provision for loan losses was $5 million for the quarter, a decrease from $88 million in the prior quarter.
•	Allowance for loan losses was $165 million at the end of the quarter, a decrease from $222 million at the end of the prior quarter. As a percentage of core loans, allowance for loan losses was 4.74%, compared to 6.92% at the end of the prior quarter.
Other Commercial Finance Segment
•	Total loans held for investment and loans held for sale, were $4.2 billion at the end of the quarter, a decrease from $4.8 billion at the end of the prior quarter, primarily due to loan payoffs of $401 million, loans charged-off and loan foreclosures. Loan yield was 7.92% for the quarter, an increase of 34 basis points from the prior quarter.
•	Cash and cash equivalents were $376 million at the end of the quarter, an increase from $281 million at the end of the prior quarter, primarily due to $95 million of cash consideration received from the net lease sales and proceeds of $20 million from the sale of a portion of the Omega stock received as part of the net lease sales, partially off-set by the purchase of $17 million of the Company’s 4% convertible debentures.
•	Restricted cash was $145 million at the end of the quarter, compared to $106 million at the end of the prior quarter.
•	Interest income was $88 million for the quarter, a decrease of $5 million from the prior quarter primarily due to a decrease in the outstanding balance of commercial loans and an increase in non-accrual loans, partially offset by one additional calendar day in the quarter.
•	Yield on average interest-earning assets was 7.28% for the quarter, an increase of 28 basis points from the prior quarter, primarily due to an increase in loan yield.

•	Cost of funds was 4.78% for the quarter, an increase of 21 basis points from the prior quarter primarily due to higher deferred financing fee amortization as a result of reductions in commitments under the syndicated bank credit facility in the quarter. Borrowing spread to average one-month LIBOR increased 13 basis points to 4.47%.
•	Total operating expenses were $39 million in the quarter, a decrease from $49 million in the prior quarter primarily due to decreases in compensation and benefits and asset workout related expenses. Operating expenses as a percentage of average total assets were 3.10% for the quarter, a decrease of 31 basis points from the prior quarter.
•	Loans on non-accrual were $734 million at the end of the quarter, a decrease of $80 million from the end of the prior quarter. As a percentage of loans, loans on non-accrual were 17.48% compared to 17.00% at the end of the prior quarter.
•	Loans 30-89 days delinquent were $95 million at the end of the quarter, a decrease from $261 million at the end of the prior quarter. As a percentage of loans, loans 30-89 days delinquent were 2.26% compared to 5.45% at the end of the prior quarter.
•	Loans 90 or more days delinquent were $395 million at the end of the quarter, an increase from $375 million at the end of the prior quarter. As a percentage of loans, loans 90 or more days delinquent were 9.40% compared to 7.83% at the end of the prior quarter.
•	Net charge-offs were $70 million, a decrease from $101 million in the prior quarter. As a percentage of average loans, net commercial charge-offs for the 12 months ended June 30, 2010 were 9.18% compared to 9.27% for the 12 months ended March 31, 2010.
•	Provision for loan losses was $20 million for the quarter, compared to a provision of $131 million in the prior quarter.
•	Allowance for loan losses was $414 million at the end of the quarter, a decrease from $464 million at the end of the prior quarter. As a percentage of loans, the allowance for loan losses was 9.86% compared to 9.69% at the end of the prior quarter.
Healthcare Net Lease Segment
•	During the quarter, the Company sold all of its remaining direct real estate investments pursuant to the securities purchase agreement between CapitalSource Inc. and Omega Healthcare Investors Inc. (NYSE:OHI) executed in November 2009. In two separate transactions, the Company sold 103 long-term care facilities and received approximately $95 million in cash and $3 million of Omega stock, and $463 million of debt related to the purchased assets was either assumed by Omega or paid off at closing. CapitalSource received approximately $15 million of additional Omega stock as consideration for certain escrow amounts transferred to Omega at closing. The Company recognized a pre-tax gain of $22 million on the sales. The financial condition and results of operations of assets within the Company’s Healthcare Net Lease segment are presented as discontinued operations for all periods presented.

Consolidated Metrics
Assets
•	Total commercial lending assets (including loans, loans held for sale and the “A” Participation Interest) were $7.8 billion at the end of the quarter compared to $8.3 billion at the end of the prior quarter. The decrease was primarily due to loan repayments, principal payments on the “A” Participation Interest and charge-offs, partially offset by new loans closed.
Credit
•	Loans on non-accrual were $1.13 billion at the end of the quarter, a decrease of $14 million from the end of the prior quarter. As a percentage of lending assets, non-accruals were 14.36% compared to 13.69% at the end of the prior quarter.
•	Loans 30-89 days delinquent were $110 million at the end of the quarter, a decrease from $261 million at the end of the prior quarter. As a percentage of lending assets, loans 30-89 days delinquent were 1.40% compared to 3.14% at the end of the prior quarter.
•	Loans 90 or more days delinquent were $459 million at the end of the quarter, an increase from $437 million at the end of the prior quarter. As a percentage of lending assets, loans 90 or more days delinquent were 5.85% compared to 5.24% at the end of the prior quarter.
•	Net charge-offs were $133 million, an increase from $119 million in the prior quarter. As a percentage of average commercial lending assets, net commercial charge-offs for the 12 months ended June 30, 2010 were 6.73% compared to 6.48% for the 12 months ended March 31, 2010.
•	Provision for loan losses was $25 million for the quarter, a decrease from $219 million in the prior quarter.
•	Allowance for loan losses was $579 million at the end of the quarter, a decrease from $686 million at the end of the prior quarter. As a percentage of commercial lending assets, the allowance for loan losses was 7.38% compared to 8.24% at the end of the prior quarter.
Other Income/(Expense)
•	Gain on investments was $10 million for the quarter primarily due to gains on the sale of certain cost-based investments and the receipt of dividends. Gain on investments was $6 million in the prior quarter.
•	Loss on derivatives, net was $4 million for the quarter, consistent with the prior quarter.
•	Net expense of real estate owned (“REO”) and other foreclosed assets was $43 million for the quarter primarily due to write downs of loans receivable, impairments on REO held for use, unrealized losses on REO held for sale and expenses related to REO held for sale. Net expense of REO and other foreclosed assets was $40 million in the prior quarter.

•	Other (expense) income, net was a $1 million expense for the quarter primarily due to foreign currency gains and a gain related to the acquisition of the Company’s SBA lending business, partially offset by valuation adjustments on loans held for sale. Other income, net was $12 million in the prior quarter.
Income Taxes
•	The valuation allowance related to the Company’s deferred tax assets at quarter end was $511 million, compared to $477 million at the end of the prior quarter. The net deferred tax asset at quarter end, after subtracting the valuation allowance, was $73 million. The valuation allowance is a non-cash accounting charge that will exist until there is sufficient positive evidence to support its reduction or reversal. Such evidence would include a sustained period of positive pre-tax income for those entities for which an allowance has been established.
•	Income tax benefit in the quarter of $4 million was primarily the result of adjustments in the deferred tax valuation allowance.
Book Value
•	Book Value per share was $6.10 at the end of the quarter, an increase from $6.08 at the end of the prior quarter, primarily due to the net income during the quarter. Total shareholders’ equity was $2.0 billion at the end of the quarter, an increase of $3 million from the prior quarter primarily due to the net income during the quarter, partially offset by the quarterly dividend payment of $0.01 per share made to shareholders.
Share Count
•	Average diluted shares outstanding were 320.8 million shares for the quarter, compared to 320.3 million shares for the prior quarter. Total outstanding shares at June 30, 2010 were 322.5 million.
Dividends
•	A quarterly cash dividend of $0.01 per common share was paid on June 30, 2010 to common shareholders of record on June 16, 2010.
A conference call to discuss the results will be hosted on Friday July 30, 2010 at 8:30 a.m. EDT. Analysts and investors interested in participating are invited to call (866) 843-0890 from within the United States or (412) 317-9250 from outside the United States, with pass code 8969179. A webcast of the call will be available on the Investor Relations section of the CapitalSource web site at http://www.capitalsource.com.
A telephonic replay will also be available from approximately 12 Noon EDT July 30, 2010 through August 15, 2010. Please call (877) 344-7529 from the United States or (412) 317-0088 from outside the United States with pass code 442809. An audio replay will also be available on the Investor Relations section of the CapitalSource website.

CapitalSource Bank will file its Consolidated Reports of Condition and Income for A Bank With Domestic Offices Only —FFIEC 041, for the quarter ended June 30, 2010 (the “Call Report”) with the Federal Deposit Insurance Corporation (“FDIC”) on July 30, 2010. The Call Report may be found on the FDIC’s website at http://cdr.ffiec.gov/Public/ following CapitalSource Bank’s filing with the FDIC.
About CapitalSource
CapitalSource Inc. (NYSE: CSE) is a commercial lender that provides financial products to middle market businesses and offers depository products and services in southern and central California through its wholly owned subsidiary CapitalSource Bank. As of June 30, 2010, CapitalSource had total assets of $10.7 billion and $4.6 billion in deposits. The Company is headquartered in Chevy Chase, MD. Visit www.capitalsource.com for more information.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, and projections and including statements about expanding loan product lines, managing our legacy portfolio, our portfolio’s credit trends, expected losses, our anticipated charge-offs, adequacy of reserves and delinquencies, our expectations regarding future credit performance, credit charges, charge-offs, loss assumptions and provisions for loan losses, all of which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “expect,” “estimate,” “plan,” “goal,” “will,” “outlook,” “continue,” “look forward,” “should,” “would,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: changes in economic or market conditions or investment or lending opportunities; continued or worsening disruptions in credit and other markets; movements in interest rates and lending spreads; continued or worsening credit losses, charge-offs, reserves and delinquencies; competitive and other market pressures on product pricing and services; and other factors described in CapitalSource’s 2009 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

CapitalSource Second Quarter 2010 — Financial Supplement
Table of Contents

Consolidated Balance Sheets	10
Consolidated Statements of Operations	11
Segment Data	12
Selected Financial Data	13
Credit Quality Data	14

CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)

ASSETS
Cash and cash equivalents	$720,925	$1,171,195
Restricted cash	156,117	168,468
Investment securities:
Available-for-sale, at fair value	1,521,962	960,591
Held-to-maturity, at amortized cost	204,551	242,078

Total investment securities	1,726,513	1,202,669
Commercial real estate “A” Participation Interest, net	170,458	530,560
Loans:
Loans held for sale	58,444	670
Loans held for investment	7,614,262	8,281,570
Less deferred loan fees and discounts	(128,228)	(146,329)
Less allowance for loan losses	(578,633)	(586,696)

Loans held for investment, net	6,907,401	7,548,545

Total loans	6,965,845	7,549,215
Interest receivable	68,073	87,647
Other investments	84,469	96,517
Goodwill	173,135	173,135
Other assets	633,684	656,994
Assets of discontinued operations, held for sale	—	624,650

Total assets	$10,699,219	$12,261,050

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$4,570,466	$4,483,879
Credit facilities	316,007	542,781
Term debt	2,262,573	2,956,536
Other borrowings	1,233,702	1,204,074
Other liabilities	349,683	363,293
Liabilities of discontinued operations	—	527,228

Total liabilities	8,732,431	10,077,791

Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 322,519,449 and 323,042,613 shares issued and outstanding, respectively)	3,225	3,230
Additional paid-in capital	3,916,050	3,909,364
Accumulated deficit	(1,948,306)	(1,748,822)
Accumulated other comprehensive (loss) income, net	(4,181)	19,361

Total CapitalSource Inc. shareholders’ equity	1,966,788	2,183,133
Noncontrolling interests	—	126

Total shareholders’ equity	1,966,788	2,183,259

Total liabilities and shareholders’ equity	$10,699,219	$12,261,050

CapitalSource Inc.
Consolidated Statements of Operations
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
Net investment income:
Interest income:
Loans	$146,559	$154,384	$200,157	$300,943	$423,355
Investment securities	15,619	14,591	13,469	30,210	34,022
Other	304	573	913	877	2,655

Total interest income	162,482	169,548	214,539	332,030	460,032
Fee income	5,663	6,442	5,808	12,105	11,667

Total investment income	168,145	175,990	220,347	344,135	471,699
Interest expense:
Deposits	15,279	16,358	29,959	31,637	68,346
Borrowings	46,277	49,572	77,807	95,849	167,270

Total interest expense	61,556	65,930	107,766	127,486	235,616

Net investment income	106,589	110,060	112,581	216,649	236,083
Provision for loan losses	25,262	218,940	203,847	244,202	359,114

Net investment income (loss) after provision for loan losses	81,327	(108,880)	(91,266)	(27,553)	(123,031)

Operating expenses:
Compensation and benefits	29,423	34,183	34,808	63,606	69,845
Professional fees	8,497	10,370	11,661	18,867	28,870
Other administrative expenses	15,671	18,652	21,690	34,323	38,529

Total operating expenses	53,591	63,205	68,159	116,796	137,244

Other expense:
Gain (loss) on investments, net	10,257	6,079	(4,967)	16,336	(21,094)
Loss on derivatives	(3,614)	(4,337)	(1,333)	(7,951)	(2,019)
Gain on residential mortgage investment portfolio	—	—	—	—	15,311
Gain (loss) on extinguishment of debt	398	698	4,565	1,096	(52,563)
Net expense of real estate owned and other foreclosed assets	(43,175)	(40,492)	(4,731)	(83,667)	(23,479)
Other (expense) income, net	(1,298)	12,130	(5,219)	10,832	(1,438)

Total other expense	(37,432)	(25,922)	(11,685)	(63,354)	(85,282)

Net loss from continuing operations before income taxes	(9,696)	(198,007)	(171,110)	(207,703)	(345,557)
Income tax (benefit) expense	(4,174)	21,006	89,441	16,832	34,100

Net loss from continuing operations	(5,522)	(219,013)	(260,551)	(224,535)	(379,657)
Net income from discontinued operations, net of taxes	2,166	7,323	13,045	9,489	26,624
Net gain from sale of discontinued operations, net of taxes	21,696	—	937	21,696	2,144

Net income (loss)	18,340	(211,690)	(246,569)	(193,350)	(350,889)
Net loss attributable to noncontrolling interests	—	—	(22)	—	(38)

Net income (loss) attributable to CapitalSource Inc.	$18,340	$(211,690)	$(246,547)	$(193,350)	$(350,851)

Basic (loss) income per share:
From continuing operations	$(0.02)	$(0.68)	$(0.87)	$(0.70)	$(1.29)
From discontinued operations	$0.08	$0.02	$0.05	$0.10	$0.10
Attributable to CapitalSource Inc.	$0.06	$(0.66)	$(0.82)	$(0.60)	$(1.19)
Diluted (loss) income per share:
From continuing operations	$(0.02)	$(0.68)	$(0.87)	$(0.70)	$(1.29)
From discontinued operations	$0.08	$0.02	$0.05	$0.10	$0.10
Attributable to CapitalSource Inc.	$0.06	$(0.66)	$(0.82)	$(0.60)	$(1.19)
Average shares outstanding:
Basic	320,802,358	320,294,724	299,452,870	320,547,818	294,818,311
Diluted	320,802,358	320,294,724	299,452,870	320,547,818	294,818,311

Dividends declared per share	$0.01	$0.01	$0.01	$0.02	$0.02

CapitalSource Inc.
Segment Data
(Unaudited)
($ in thousands)

	Three Months Ended June 30, 2010					Three Months Ended March 31, 2010
		OTHER					OTHER
	CAPITALSOURCE	COMMERCIAL	HEALTHCARE	INTERCOMPANY		CAPITALSOURCE	COMMERCIAL	HEALTHCARE	INTERCOMPANY
	BANK	FINANCE	NET LEASE	ELIMINATIONS	CONSOLIDATED	BANK	FINANCE	NET LEASE	ELIMINATIONS	CONSOLIDATED
Net investment income:
Interest income	$78,108	$88,195	$109	$(3,930)	$162,482	$80,732	$93,419	$81	$(4,684)	$169,548
Fee income	2,072	3,591	—	—	5,663	1,780	4,662	—	—	6,442

Total investment income	80,180	91,786	109	(3,930)	168,145	82,512	98,081	81	(4,684)	175,990
Interest expense	16,476	45,080	2,391	(2,391)	61,556	17,323	48,607	2,311	(2,311)	65,930

Net investment income	63,704	46,706	(2,282)	(1,539)	106,589	65,189	49,474	(2,230)	(2,373)	110,060
Provision for loan losses	5,094	20,168	—	—	25,262	87,704	131,236	—	—	218,940

Net investment income (loss) after provision for loan losses	58,610	26,538	(2,282)	(1,539)	81,327	(22,515)	(81,762)	(2,230)	(2,373)	(108,880)

Compensation and benefits	11,018	17,561	844	—	29,423	11,120	22,089	974	—	34,183
Professional fees	482	8,015	—	—	8,497	515	9,855	—	—	10,370
Other operating expenses	17,748	13,887	85	(16,049)	15,671	12,700	16,981	608	(11,637)	18,652

Total operating expenses	29,248	39,463	929	(16,049)	53,591	24,335	48,925	1,582	(11,637)	63,205

Total other income (expense)	5,858	(27,078)	(29)	(16,183)	(37,432)	7,123	(21,890)	301	(11,456)	(25,922)

Net income (loss) from continuing operations before income taxes	35,220	(40,003)	(3,240)	(1,673)	(9,696)	(39,727)	(152,577)	(3,511)	(2,192)	(198,007)
Income tax (benefit) expense	(2,463)	(1,711)	—	—	(4,174)	(56)	21,062	—	—	21,006

Net income (loss) income from continuing operations	37,683	(38,292)	(3,240)	(1,673)	(5,522)	(39,671)	(173,639)	(3,511)	(2,192)	(219,013)
Net income from discontinued operations, net of taxes	—	—	2,166	—	2,166	—	—	7,323	—	7,323
Net gain from sale of discontinued operations, net of taxes	—	—	21,696	—	21,696	—	—	—	—	—

Net income (loss) attributable to CapitalSource Inc	$37,683	$(38,292)	$20,622	$(1,673)	$18,340	$(39,671)	$(173,639)	$3,812	$(2,192)	$(211,690)

	Six Months Ended June 30, 2010					Six Months Ended June 31, 2009
		OTHER					OTHER
	CAPITALSOURCE	COMMERCIAL	HEALTHCARE	INTERCOMPANY		CAPITALSOURCE	COMMERCIAL	HEALTHCARE	INTERCOMPANY
	BANK	FINANCE	NET LEASE	ELIMINATIONS	CONSOLIDATED	BANK	FINANCE	NET LEASE	ELIMINATIONS	CONSOLIDATED
Net investment income:
Interest income	$158,840	$181,614	$190	$(8,614)	$332,030	$146,970	$319,966	$182	$(7,086)	$460,032
Fee income	3,852	8,253	—	—	12,105	3,250	8,417	—	—	11,667

Total investment income	162,692	189,867	190	(8,614)	344,135	150,220	328,383	182	(7,086)	471,699
Interest expense	33,799	93,687	4,702	(4,702)	127,486	68,964	166,478	4,997	(4,823)	235,616

Net investment income	128,893	96,180	(4,512)	(3,912)	216,649	81,256	161,905	(4,815)	(2,263)	236,083
Provision for loan losses	92,798	151,404	—	—	244,202	115,461	243,653	—	—	359,114

Net investment income (loss) after provision for loan losses	36,095	(55,224)	(4,512)	(3,912)	(27,553)	(34,205)	(81,748)	(4,815)	(2,263)	(123,031)

Compensation and benefits	22,138	39,650	1,818	—	63,606	21,959	46,986	900	—	69,845
Professional fees	997	17,870	—	—	18,867	1,210	27,660	—	—	28,870
Other operating expenses	30,448	30,868	693	(27,686)	34,323	26,773	32,071	3,568	(23,883)	38,529

Total operating expenses	53,583	88,388	2,511	(27,686)	116,796	49,942	106,717	4,468	(23,883)	137,244

Total other income (expense)	12,981	(48,968)	272	(27,639)	(63,354)	17,925	(79,277)	155	(24,085)	(85,282)

Net loss from continuing operations before income taxes	(4,507)	(192,580)	(6,751)	(3,865)	(207,703)	(66,222)	(267,742)	(9,128)	(2,465)	(345,557)
Income tax (benefit) expense	(2,519)	19,351	—	—	16,832	4,716	31,679	(2,295)	—	34,100

Net loss from continuing operations	(1,988)	(211,931)	(6,751)	(3,865)	(224,535)	(70,938)	(299,421)	(6,833)	(2,465)	(379,657)
Net income from discontinued operations, net of taxes	—	—	9,489	—	9,489	—	—	26,624	—	26,624
Net gain from sale of discontinued operations, net of taxes	—	—	21,696	—	21,696	—	—	2,144	—	2,144

Net (loss) income	(1,988)	(211,931)	24,434	(3,865)	(193,350)	(70,938)	(299,421)	21,935	(2,465)	(350,889)
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	(38)	—	—	(38)

Net (loss) income attributable to CapitalSource Inc	$(1,988)	$(211,931)	$24,434	$(3,865)	$(193,350)	$(70,938)	$(299,383)	$21,935	$(2,465)	$(350,851)

CapitalSource Inc.
Selected Financial Data
(Unaudited)
($ in thousands)

Three Months Ended	Six Months Ended
June 30,	March 31,	June 30,	June 30,	June 30,
2010	2010	2009	2010	2009

CapitalSource Bank Segment:

Performance ratios:
Return on average assets	2.63%	(2.78%)	(4.94%)	(0.07%)	(2.45%)
Return on average equity	17.85%	(18.38%)	(30.84%)	(0.47%)	(15.45%)
Yield on average interest earning assets	5.59%	5.87%	5.14%	5.74%	5.24%
Cost of funds	1.37%	1.47%	2.58%	1.42%	2.87%
Net finance margin	4.44%	4.63%	2.98%	4.55%	2.84%
Operating expenses as a percentage of average total assets	2.04%	1.71%	1.83%	1.87%	1.72%
Core lending spread	7.03%	7.51%	6.81%	7.29%	6.78%
Loan yield	7.34%	7.74%	7.18%	7.56%	7.20%

Capital ratios:
Tier 1 leverage	12.54%	11.78%	12.46%	12.54%	12.46%
Total risk-based capital	17.69%	17.35%	16.77%	17.69%	16.77%
Tangible common equity to tangible assets	12.54%	11.94%	12.49%	12.54%	12.49%

Average balances ($ in thousands):
Average loans	$3,340,833	$3,137,263	$2,946,688	$3,227,657	$2,869,122
Average assets	5,750,509	5,780,554	5,748,682	5,765,303	5,845,714
Average interest earning assets	5,753,858	5,705,452	5,680,573	5,717,835	5,773,768
Average deposits	4,595,065	4,564,010	4,629,352	4,579,623	4,775,757
Average borrowings	244,286	208,289	123,033	226,381	64,343
Average equity	846,691	875,198	921,405	860,758	925,953

Other Commercial Finance Segment:

Performance ratios:
Return on average assets	(3.03%)	(12.11%)	(8.37%)	(7.80%)	(6.31%)
Return on average equity	(14.67%)	(64.40%)	(49.69%)	(37.39%)	(39.41%)
Yield on average interest earning assets	7.28%	7.00%	7.21%	7.12%	7.57%
Cost of funds	4.78%	4.57%	4.23%	4.64%	4.29%
Net finance margin	3.71%	3.53%	3.54%	3.61%	3.73%
Operating expenses as a percentage of average total assets	3.10%	3.41%	2.25%	3.25%	2.25%
Core lending spread	7.61%	7.35%	7.73%	7.47%	7.95%
Loan yield	7.92%	7.58%	8.10%	7.74%	8.37%

Leverage ratios:
Total debt to equity (as of period end)	3.25	x	3.74	x	5.65	x	3.25	x	5.65	x
Equity to total assets (as of period end)	21.97%	20.16%	14.59%	21.97%	14.59%

Average balances ($ in thousands):
Average loans	$4,520,667	$5,110,314	$6,322,091	$4,813,861	$6,485,447
Average assets	5,111,228	5,815,111	9,034,419	5,483,028	9,574,897
Average interest earning assets	5,056,036	5,686,483	8,437,866	5,377,169	8,753,361
Average borrowings	3,779,755	4,315,838	7,329,372	4,073,172	7,817,138
Average equity	1,054,735	1,093,506	1,521,013	1,144,396	1,531,820

Consolidated CapitalSource Inc.:(1)

Performance ratios:
Return on average assets	(0.21%)	(7.74%)	(7.20%)	(4.09%)	(5.05%)
Return on average equity	(1.18%)	(44.29%)	(45.76%)	(22.82%)	(33.14%)
Yield on average interest earning assets	6.24%	6.26%	6.26%	6.25%	6.54%
Cost of funds	2.89%	2.95%	3.58%	2.92%	3.76%
Net finance margin	3.95%	3.91%	3.20%	3.94%	3.27%
Operating expenses as a percentage of average total assets	2.01%	2.23%	1.88%	2.12%	1.83%

Leverage ratios:
Total debt and deposits to equity (as of period end)	4.26	x	4.77	x	5.96	x	4.26	x	5.96	x
Equity to total assets (as of period end)	18.38%	16.90%	14.03%	18.38%	14.03%
Tangible common equity to tangible assets	17.02%	15.52%	16.22%	17.02%	16.22%

Average balances ($ in thousands):
Average loans	$7,861,634	$8,247,577	$9,268,180	$8,041,586	$9,354,081
Average assets	10,691,819	11,481,309	14,514,718	11,084,237	15,159,217
Average interest earning assets	10,810,028	11,407,322	14,117,840	11,095,072	14,542,931
Average borrowings	3,949,041	4,503,139	7,430,295	4,224,554	7,860,096
Average deposits	4,595,065	4,564,010	4,629,352	4,579,623	4,775,757
Average equity	1,879,498	2,005,639	2,283,975	1,984,219	2,310,077

(1)	Applicable ratios have been calculated on a continuing operations basis.

CapitalSource Inc.
Credit Quality Data
(Unaudited)

	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009
Loans 30-89 days contractually delinquent:
As a % of total commercial lending assets(1)	1.40%	3.14%	3.12%	1.40%	1.19%

Loans 90 or more days contractually delinquent:
As a % of total commercial lending assets	5.85%	5.24%	5.14%	4.21%	4.17%

Loans on non-accrual (2) :
As a % of total commercial lending assets	14.36%	13.69%	12.06%	10.58%	8.95%

Impaired loans(3) :
As a % of total commercial lending assets	18.73%	16.69%	14.12%	13.92%	12.16%

Allowance for loan losses:
As a % of total commercial lending assets	7.38%	8.24%	6.63%	5.51%	4.53%

Net charge offs (last twelve months):
As a % of total average commercial lending assets	6.99%	6.93%	6.63%	6.17%	5.40%

(1)	Includes loans held for investments, loans held for sale, and commercial real estate “A” participation interest.

(2)	Includes loans with an aggregate principal balance of $371.9 million, $402.1 million, $356.6 million, $359.6 million and $295.3 million as of June 30, 2010, March 31, 2010, December 31, 2009, September 30, 2009 and June 30, 2009, respectively, that were also classified as loans 90 or more days contractually delinquent. Also includes non-performing loans held for sale that had an aggregate principal balance of $51.4 million, $15.6 million, $2.4 million, $25.1 million and $13.8 million as of June 30, 2010, March 31, 2010, December 31, 2009, September 30, 2009 and June 30, 2009, respectively.

(3)	Includes loans with an aggregate principal balance of $423.2 million, $416.4 million, $422.7 million, $366.1 million and $390.3 million as of June 30, 2010, March 31, 2010, December 31, 2009,September 30, 2009 and June 30, 2009, respectively, that were also classified as loans 90 or more days contractually delinquent, and loans with an aggregate principal balance of $1,075.0 million, $1,124.6 million, $1,065.1 million, $968.5 million and $870.6 million as of June 30, 2010, March 31,2010, December 31, 2009, September 30, 2009 and June 30, 2009, respectively, that were also classified as loans on non-accrual status.